As filed with the Securities and Exchange Commission on May 9, 2012

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

3M COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	41-0417775 (I.R.S. Employer Identification No.)

3M Center
St. Paul, Minnesota 55144
(Address of principal executive offices,
including zip code)

2012 Amended and Restated General Employees Stock Purchase Plan

(Full title of the plan)

Gregg M. Larson
Deputy General Counsel
3M Company
3M Center
St. Paul, Minnesota 55144
(651) 733-2204
(Name, address and telephone number,
 including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, par value $0.01 per share	30,000,000 shares	$87.09	$2,612,700,000	$299,416

(1)         Represents shares of common stock of 3M Company that may be offered or delivered pursuant to the 2012 Amended and Restated General Employees Stock Purchase Plan.

(2)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock that may be offered or delivered under the 2012 Amended and Restated General Employees Stock Purchase Plan to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)         Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended.  The proposed maximum offering price is based on the average of the high and low prices of 3M Company common stock as reported on the New York Stock Exchange on May 8, 2012.

EXPLANATORY NOTE

The 2012 Amended and Restated General Employees Stock Purchase Plan (the “Plan”) of 3M Company has recently received the stockholder approval to, among others, increase the number of shares of 3M common stock authorized for issuance and sale under the Plan by an additional 30,000,000 shares.  The Company’s original General Employees Stock Purchase Plan was adopted in 1997 (the “1997 Plan”).

The purpose of this Registration Statement is to register 30,000,000 additional shares of 3M Company’s common stock, par value $0.01 per share (the “Common Stock”) for issuance under the Plan.  The Common Stock registered hereunder is in addition to the 6,000,000 shares of Common Stock in connection with the 1997 Plan previously registered on the Company’s Form S-8 filed on July 2, 1997 (Commission File No. 333-30691), the 7,000,000 shares of Common Stock in connection with the 1997 Plan previously registered on the Company’s Form S-8 filed on December 9, 2002 (Commission File No. 333-101727), and  the 9,500,000 shares of Common Stock in connection with the 1997 Plan previously registered on the Company’s Form S-8 filed on January 8, 2009 (Commission File No. 333-156626) (the “Prior Registration Statements”).

This Registration Statement is submitted in accordance with General Instruction E to Form S-8 regarding Registration of Additional Securities.  Pursuant to Instruction E, the contents of the Prior Registration Statements are incorporated by reference and made part of this Registration Statement, except as amended hereby.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The following documents, which have been filed with the Securities and Exchange Commission (the “SEC”) by 3M Company (“we,” “us,” “our” or “3M”) and the Plan, are incorporated by reference in this registration statement:

(a)                                 Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011;

(b)                                 Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012;

(c)                                  Our Current Reports on Form 8-K filed on February 8, 2012, February 16, 2012 (two reports), February 21, 2012 (two reports), April 17, 2012, May 4, 2012, and May 9, 2012; and

(d)                                 The description of our common stock contained in any registration statement or report filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents filed by us or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective dates of filing of such documents.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Certain legal matters with respect to the validity of the shares of common stock registered hereby have been passed upon for 3M by Gregg M. Larson, Deputy General Counsel of 3M.  Mr. Larson is employed by 3M.  As of May 26, 2011, Mr. Larson owned or had the right to acquire an aggregate of less than 0.1% of our common stock.

Item 6.                   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”), as amended, provides that, under certain circumstances, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at its request in such capacity in another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (4) for any transaction from which the director derived an improper personal benefit.  Article Fourteenth of our Certificate of Incorporation provides for such limitation of liability.

Section 34 of our Amended and Restated Bylaws provides that our officers and directors will be indemnified by 3M to the fullest extent permitted by law.  Our Amended and Restated Bylaws also provide that 3M shall advance expenses to a director or officer upon receipt of an undertaking by such director or officer to repay such amount if it is ultimately determined that the director or officer is not entitled to be indemnified by 3M.  Our Amended and Restated Bylaws do not limit the power of 3M or our board of directors to provide other indemnification and expense reimbursement rights to directors, officers, employees, agents and other persons otherwise than pursuant to our Amended and Restated Bylaws.

We maintain directors’ and officers’ liability insurance which covers certain liabilities and expenses of our directors and officers and covers 3M for reimbursement of payments to our directors and officers in respect of such liabilities and expenses.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

See the exhibits listed under “Index to Exhibits” herein.

Item 9.                   Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act and each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on May 9, 2012.

3M COMPANY

By:	/s/ Gregg M. Larson
Gregg M. Larson, Esq.
Deputy General Counsel and Secretary

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 9, 2012.

	Signature	Title

	/s/ Inge G. Thulin	Chairman of the Board, President and Chief Executive Officer
	Inge G. Thulin	(principal executive officer and director)

	*	Senior Vice President and Chief Financial Officer
	David W. Meline	(principal financial officer)

	*	Corporate Controller and Chief Accounting Officer
	Nicholas C. Gangestad	(principal accounting officer)

	*	Director
Linda G. Alvarado

	*	Director
Vance D. Coffman

	*	Director
Michael L. Eskew

	*	Director
W. James Farrell

	*	Director
Herbert L. Henkel

	*	Director
Edward M. Liddy

	*	Director
Robert S. Morrison

	*	Director
Aulana L. Peters

	*	Director
Robert J. Ulrich

*By:	/s/ Gregg M. Larson
Gregg M. Larson
Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description

3.1	Certificate of Incorporation, as amended as of May 11, 2007, is incorporated by reference from our Form 8-K dated May 14, 2007.

3.2	Bylaws, as amended as of February 10, 2009, are incorporated by reference from our Form 8-K dated February 12, 2009.

5	Opinion of Counsel.*

10	2012 Amended and Restated General Employees Stock Purchase Plan is incorporated by reference from our Form 8-K dated May 9, 2012.

15	Awareness Letter of PricewaterhouseCoopers LLP (regarding interim financial information).*

23.1	Consent of Counsel (included in Exhibit 5).*

23.2	Consent of PricewaterhouseCoopers LLP.*

24	Power of Attorney.*

*       Filed herewith.